Exhibit 17


Date:  June 27, 2002

To the Board of Directors of Precise Life Sciences Ltd.

Please accept, effective as the date hereof, this letter as confirmation of my resignation as President of the Company.

    Yours truly,

/s/ Conrado Beckerman
    -------------------
    Conrado Beckerman